EXHIBIT 10.1

EXECUTION DOCUMENT

ASSET PURCHASE AND SALE AGREEMENT

by and among

COSI, INC.,
a Delaware corporation,

and

COSI SANDWICH BAR, INC.,
a Delaware corporation,

(collectively, “Seller”)

and

CAPITOL C HOLDINGS LLC,
a Delaware limited liability company,

and

CAPITOL C RESTAURANTS LLC,
a Delaware limited liability company

(collectively, “Purchaser”)

Dated as of April 27, 2010

TABLE OF CONTENTS

[update later]

i

4.20	Insurance
4.21	Bulk Sales Governing Law
4.22	No Brokers
4.23	Disclosure	10
4.24	Definition of Seller's Knowledge	11
4.25	Schedules	11
ARTICLE 5 PURCHASER'S REPRESENTATIONS AND WARRANTIES		11
5.1	Authorization	11
5.2	Organization and Good Standing	11
5.3	Binding Effect	11
5.4	No Restriction	11
5.5	No Conflict	12
5.6	Compliance with Laws	12
5.7	No Brokers	12
5.8	Disclosure	12
ARTICLE 6 ADDITIONAL COVENANTS AND AGREEMENTS		12
6.1	Franchise Agreements and Form Amendments..	12
6.2	Area Development Agreement and Form Amendment	12
6.3	Employee Matters	12
6.4	Workers Compensation	13
6.5	Taxes	13
6.6	Cooperation Generally	14
6.7	Books and Records	14
6.8	Legal and Other Expenses	14
6.9	Assumed Seller's Contracts; Assumed Real Property Leases; Utilities and Other Services	15
6.10	No Publicity	15
6.11	Assignment and Assumption of Leases	15
6.12	Confidentiality and Non-Disclosure	15
6.13	Bulk Sales Filing	16
6.14	American with Disabilities Act Liabilities	16
6.15	Disclaimer	16
ARTICLE 7 CONDITIONS TO SELLER'S OBLIGATIONS TO CLOSE		16
7.1	Representations and Warranties	16
7.2	Performance	17
7.3	Franchise Agreement and Form Amendment	17
7.4	Area Development Agreement and Form Amendment	17
7.5	Assumed Real Property Leases	17
7.6	Landlord Consents	17
7.7	[Bulk Sales Filing]	17
ARTICLE 8 CONDITIONS TO PURCHASER’S OBLIGATIONS TO CLOSE		17
8.1	Representations and Warranties	17
8.2	Performance	17
8.3	Franchise Agreement and Form Amendment	18
8.4	Area Development Agreement and Form Amendment	18

8.5	Assumed Real Property Leases	18
8.6	Landlord Consents and Estoppel Certificates	18
8.7	Intercreditor Agreement	18
8.8	No Injunction	18
8.9	Purchaser's Satisfactory Due Diligence	18
8.10	Third Party Consents	18

ARTICLE 9 CLOSING DELIVERIES		18
9.1	Deliveries by Seller at Closing	18
9.2	Deliveries by Purchaser at Closing	19
9.3	Further Assurances	19
9.4	Possession	20
ARTICLE 10 SURVIVAL AND INDEMNIFICATION		20
10.1	Survival	20
10.2	Indemnification	20
10.3	Procedure for Indemnification	20
10.4	Maximum Liability	20
10.5	Excluded Liability	22
10.6	Exclusive Remedy	22
ARTICLE 11 GENERAL PROVISIONS		22
11.1	Notices	22
11.2	Entire Agreement	23
11.3	Severability	23
11.4	Recitals; Interpretation	23
11.5	No Waivers	24
11.6	Benefit of the Parties; No Third Party Beneficiaries	24
11.7	No Amendment	24
11.8	Governing Law	24
11.9	Counterparts; Facsimile Signatures	24

Schedules:

Schedule 1.2(a)	FF&E
Schedule 1.2(d)	Assumed Real Property Leases
Schedule 1.2(e)	Assumed Seller’s Contracts
Schedule 1.2(g)	Assumed Computer Licenses
Schedule 1.3(d)	Leased (Non-Owned) Assets
Schedule 1.3(i)	Other Excluded Assets
Schedule 2.2	Allocation of Purchase Price
Schedule 4.5	Other Consents
Schedule 4.7	Tax Exceptions
Schedule 4.8(a)(i),(ii) (iii)	Labor and Employment Matters
Schedule 4.9	Assumed Seller’s Contracts; Non-Owned Personal Property
Schedule 4.10(a)	Lease Exceptions and Mortgagors and Mortgagees of Landlords
Schedule 4.10(g)	Required Consents and Violation Notices

Schedule 4.10(i)	Exceptions to Condition of Premises
Schedule 4.11	P(L) Statements
Schedule 4.14	Licenses and Permits
Schedule 4.15	Litigation
Schedule 4.16	Absences of Liabilities
Schedule 4.20	Insurance

Exhibits:

Exhibit A	Form of Franchise Agreement and Amendment to Franchise Agreements
Exhibit B	Form of Development Agreement and Amendment to Area Development Agreement
Exhibit C	Lease Assignment Agreements
Exhibit D	Bill of Sale / Assignment
Exhibit E-1	Secretary’s Certificate of Seller
Exhibit E-2	Secretary’s Certificate of Purchaser
Exhibit F	Escrow Agreement
Exhibit G	Officer's Certificate of Seller
Exhibit H	Officer’s Certificate of Purchaser
Exhibit I-1	Promissory Note
Exhibit I-2	Security Agreement
Exhibit I-3	Intercreditor Agreement
Exhibit J	ADA Agreement
Exhibit K	Limited Guaranty

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of April [  ], 2010, by and among COSÌ, INC., a Delaware corporation (“Cosi”), having its principal offices at 1751 Lake Cook Road, Suite 600, Deerfield, Illinois 60015, and COSÌ SANDWICH BAR, INC., a Delaware corporation and wholly-owned subsidiary of Cosi (“Cosi Sandwich Bar” and together with Cosi, “Seller”) on the one hand, and CAPITOL C HOLDINGS LLC, a Delaware limited liability company (“Holdings”) having its principal offices at c/o Capitol Q Restaurants LLC, 152 West 57th Street, 46th Floor, New York, New York 10019, and CAPITOL C RESTAURANTS LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (“Capitol C Restaurants” and, together with Holdings, “Purchaser”), on the other hand.

RECITALS:

WHEREAS, Seller is in the business of owning, operating and franchising premium convenience (or fast casual) restaurants under its trade name “COSÌ” and variations thereof, and performing functions relating thereto;

WHEREAS, Purchaser desires to acquire from Seller, and Seller agrees to sell to Purchaser, all of the operating assets owned or used by Seller in the operation of Seller’s targeted thirteen (13) COSI restaurants located in the District of Columbia and identified on Schedule 1.2(d) attached hereto (each a “Restaurant” and collectively the “Restaurants”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the closing of the transactions contemplated by this Agreement, (i) Cosi and Capitol C Restaurants (or one or more wholly-owned subsidiaries of Purchaser as approved by Cosi) will enter into Franchise Agreements and amendments thereto, in the form of Exhibit A attached hereto (collectively, the “Franchise Agreements”), for each of the Restaurants pursuant to which Capitol C Restaurants will operate the Restaurants as franchised COSI restaurants, and (ii) Cosi and Holdings will enter into an Area Development Agreement and amendment thereto, in the form of Exhibit B attached hereto (the “Area Development Agreement”), pursuant to which Holdings will agree to develop additional franchised COSI restaurants in an agreed upon development area to be identified therein.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree, as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1.  Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Article 3 below), Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of any charge, claim, pledge, security interest, mortgage, lien or other encumbrances (“Encumbrances”) other than Permitted Encumbrances (as defined in Section 4.6 below), all of Seller's right and title to and interest in the Purchased Assets (as defined in Section 1.2 below).

1.2.  Purchased Assets.  As used herein, the term "Purchased Assets" shall include the following assets:

(a)  All machinery, equipment, furniture, trade fixtures, office equipment, and other personal property used or held for use in operating the Restaurants, as described in Schedule 1.2(a) attached hereto (the “FF&E”);

(b)  The leasehold improvements at the Restaurants, subject to the terms of the respective Assumed Real Property Leases (as defined below) and Lease Assignment Agreements (as defined below);

(c)  All food products, paper and supplies used in operating the Restaurants, including all on-hand inventory of food, beverage and alcohol products at the time of Closing that is in good physical condition and quality, usable and saleable in the ordinary course, not spoiled, damaged or contaminated, and having an expiration date of at least one day after the Closing Date, and  all food products, paper and supplies in-transit on the Closing Date that were ordered in the normal course of business (collectively, the "Inventory");

(d)  The real property leases and/or subleases for the Restaurants, including all amendments, modifications, extensions, assignments, subleases, renewals and supplements thereto (the “Demised Premises”) identified in Schedule 1.2(d) (the “Assumed Real Property Leases”), copies of which have been delivered to Purchaser prior to the date hereof;

(e)  All contracts and agreements identified in Schedule 1.2(e) attached hereto, including, without limitation, equipment leases and the leasehold interests in such leased equipment and service contracts, used in operating the Restaurants and assumed by Purchaser (the “Assumed Seller’s Contracts”), copies of which have been delivered to Purchaser prior to Closing;

(f)  All telephone and facsimile numbers used solely for the Restaurants;

(g)  The computer software licenses held by Seller with respect to the Restaurants identified on Schedule 1.2(g) attached hereto (“Assumed Computer Licenses”);

(h)  All federal, state and local governmental permits, licenses and approvals (excluding liquor licenses) relating to the Restaurants to the extent such permits, licenses and approvals, if any, are assignable by Seller;

(i)  All prepayments and deposits for customer orders received by Seller prior to the Closing but which orders remain unfilled as of the Closing Date (the “Purchaser’s Order Receivables”);

(j)  All rights to indemnification, warranties, claims and causes of action of any kind and all defenses, counterclaims and other choses in action relating to the Purchased Assets and/or Assumed Liabilities; and

(k)  Change funds for each of the Restaurants, including register cash tills (the “Change Funds”).

 Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any liability related to the Purchased Assets unless and except to the extent Purchaser expressly assumes that liability pursuant to Section 1.4 below.

1.3.  Excluded Assets.  The Purchased Assets shall not include the following assets of Seller (collectively, the "Excluded Assets"), all of which shall be specifically retained by Seller:

(a)  All cash (other than the Change Funds) and cash equivalents; all bank deposits, deposits in bank accounts and investment assets;

(b)  All accounts receivable, including prepayments and deposits for customer orders filled by the Restaurants on or prior to the Closing Date but for which payment of all or any portion thereof remains outstanding on the Closing Date (the “Seller’s Order Receivables”);

(c)     All computer software and licenses held by the Seller to the extent that such licenses are not transferable, including, without limitation, Radiant Aloha POS and Back Office Software (which includes credit card processing functionality), Radiant Aloha Enterprise (for data polling, consolidation and reporting functionality), Paytronix, Net Chef (Crunchtime), and Xformity.  The foregoing notwithstanding, Seller agrees to transfer to Purchaser after Closing a license for the Radiant Aloha POS (and Back Office Software if transferable and at no additional cost or fee under the license therefor) in accordance with Radiant’s transfer policy and procedures, which license will be transferred to Purchaser at no cost if Radiant waives the transfer fee as discussed by Seller with Radiant; however, Purchaser shall be responsible for paying any transfer fee required by Radiant with respect to such transfer if Radiant does not waive agree to waive such transfer fee.

(d)  Furniture, fixtures, equipment and other personal property leased by Seller or furnished to the Restaurants by vendors or suppliers and not owned by Seller (as identified in Schedule 1.3(d) attached hereto) (“Leased Equipment”), except that Purchaser shall have the right to use any Leased Equipment in accordance with the terms of the respective leases to the extent such Leased Equipment is covered by equipment leases included in the Assumed Seller’s Contracts;

(e)  All rights to indemnification, warranties, claims, and causes of action of any kind and all defenses, counterclaims and other choses in action relating to the Excluded Assets and Retained Liabilities (as defined in Section 1.5 below);

(f)  Tax records, federal and state income tax deposits, and claims for refunds of any taxes paid with respect to the Restaurants for all periods ending on or prior to the Closing Date; and all books of account, records, files and invoices for the Restaurants, provided, however, that copies of (or access to for purposes of review and/or making copies of) all of the foregoing tax records (other than Seller’s income tax returns), files and invoices (as reasonably requested) shall be provided to Purchaser, at Purchaser’s expense, upon Purchaser’s written request specifying the business purpose for which they are being requested, if Purchaser requires copies or access thereto for purposes of operating the Restaurants, responding to any inquiry or claim pertaining to Purchaser or any other matter for which Purchaser is otherwise responsible or any other valid business purpose;

(g)  The trade name “COSÌ” and “COSÌ SANDWICH BAR” and variations thereof, the “COSÌ” logos and variations thereof, and all trademarks and copyrights of Seller and variations thereof, and all other intellectual property and intellectual property rights of Seller, whether or not used in the operation or business of the Restaurants, except and only for the limited right granted to Purchaser and/or its affiliates to use Seller’s trademarks in the operation of the franchised COSI Restaurants as expressly provided in the Franchise Agreements and the Area Development Agreement;

(h)  All federal, state and local governmental permits, licenses and approvals relating to the Restaurants, to the extent such items are not assignable by Seller;

(i)  Such other assets, if any, identified as “Excluded Assets” in Schedule 1.3(i) attached hereto; and

(j)  All assets relating to the Retained Liabilities.

1.4.   Assumption of Certain Liabilities.  On and after the Closing Date, Purchaser shall assume and undertake to pay, perform and discharge when due or required to be paid, performed or discharged, only the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)  Assumed Real Property Leases.  Any and all liabilities, duties and obligations of “tenant” under the Assumed Real Property Leases for the Restaurants arising from and after the Closing Date, except for any of such liabilities, duties and obligations arising on account of any breach of or default under, or event which but for the giving of notice and/or the passage of time, would constitute a breach of or default under, the Assumed Real Property Leases on the part of Seller prior to the Closing Date;

(b)  Assumed Seller’s Contracts.  Any and all liabilities, duties and obligations under the Assumed Seller’s Contracts arising from and after the Closing Date, except for any such liabilities, duties and obligations arising on account of any breach of or default under, or event which but for the giving of notice and/or the passage of time, would constitute a breach of or default under, any of the Assumed Seller’s Contracts on the part of Seller prior to the Closing Date; and

(c)     Unfilled Customer Orders.  All unfilled customer orders for delivery by the Restaurants after the Closing Date.

1.5.  Retained Liabilities.  Any and all debts, liabilities and obligations of Seller, whenever arising, whether fixed, contingent or otherwise, not expressly identified above as Assumed Liabilities shall be retained by Seller (together with the Remediation Obligations defined in Section 2.6 below and all liabilities relating to employees and labor matters arising prior to the Closing Date, the “Retained Liabilities”).  Seller shall pay, perform and discharge when due or required to be paid, performed or discharged, each of the Retained Liabilities, including, without limitation, the Remediation Obligations.

1.6.  Condition of Demised Premises; Disclaimer of Warranties on Demised Premises.  Except as set forth in Article 4  of this Agreement, the Demised Premises (including the leasehold improvements) are transferred "AS IS", ‘WHERE IS” and “WITH ALL FAULTS”, with no representation or warranty, express or implied, oral or written, of Seller, as assignor of the Assumed Real Property Leases, and, without limiting the generality of the foregoing, are hereby transferred and assigned to Purchaser subject to: (a) the existing state of title to the Demised Premises as of the date hereof; (b) any state of facts which an accurate survey and physical inspections of the Demised Premises might show; and (c) all zoning and building regulations, restrictions and other laws, ordinances, statutes, codes and regulations now in effect or hereafter adopted by any governmental authority having jurisdiction over the Demised Premises.  Except as set forth in Article 4, the buildings, structures and other improvements comprising a part of the Demised Premises, if any, are transferred and assigned subject to their conditions as of the date hereof, and Seller does not make any representation or warranty, either express or implied, as to the condition of the Demised Premises or Assumed Real Property Leases or as to the adequacy or suitability of the Demised Premises for the purposes or needs of Purchaser.  EXCEPT FOR SELLER’S REMEDIATION OBLIGATIONS AND AS SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, NO WARRANTY OR REPRESENTATION WHATSOEVER HAS BEEN OR IS BEING MADE, AND ANY IMPLIED WARRANTY REGARDING FITNESS FOR PARTICULAR PURPOSE, QUALITY OR MERCHANTABILITY OF THE DEMISED PREMISES AND IMPROVEMENTS THEREIN AND THERETO OR ANY PORTION THEREOF IS EXPRESSLY DISCLAIMED.  Purchaser agrees that, to the extent required by applicable law to be effective, the disclaimers of implied warranties contained in this Section 1.6 are “conspicuous” disclaimers for purpose of any applicable law, rule or order.

1.7.  Condition of Purchased Assets; Disclaimer of Warranties on Purchased Assets.  Except as expressly set forth in Article 4 below, the Purchased assets are delivered to and accepted by Purchaser "AS IS", ‘WHERE IS” and “WITH ALL FAULTS” without any representations or warranties of any kind, express or implied, either oral or written, with respect to the Purchased Assets.  SELLER EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES EXISTING UNDER ANY APPLICABLE LAW WITH RESPECT TO THE PURCHASED ASSETS OR THE TRANSFER AND SALE THEREOF, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY IMPLIED WARRANTIES OF QUALITY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  Purchaser agrees that, to the extent required by applicable law to be effective, the disclaimers of implied warranties contained in this Section 1.7 are “conspicuous” disclaimers for purpose of any applicable law, rule or order.

ARTICLE 2
PURCHASE PRICE AND PAYMENT TERMS

2.1.  Purchase Price.  The aggregate purchase price (the "Purchase Price") for the Purchased Assets shall be EIGHT MILLION THREE HUNDRED FIFTY THOUSAND AND 00/100 U.S. DOLLARS (US$8,350,000.00), as may be adjusted pursuant to the Escrow Agreement (as defined below), and/or for the value of Inventory as of the close of business on the Closing Date and any pro-rations in accordance with Section 2.4 below (the "Purchase Price"), payable as follows:

 (a)           On the Closing Date, Purchaser shall pay to Seller, in immediately available funds by wire transfer to such account as Seller shall designate (“Seller’s Designated Account”) in writing no less than one (1) business days before the Closing Date, an amount equal to Six Million Four Hundred Thousand and 00/100 U.S. Dollars (US$6,400,000.00), plus any applicable pro rations and adjustments at Closing;

(b)           On the Closing Date, Purchaser shall deposit either Six Hundred Thousand and 00/100 U.S. Dollars (US$600,000.00) or irrevocable letters of credit in the aggregate principal amount of Six Hundred Thousand and 00/100 U.S. Dollars (US$600,000.00) (the "Escrow Deposit") (or any combination thereof) into escrow pursuant to the Escrow Agreement entered into by and among Seller, Purchaser and Ellenoff Grossman & Schole LLP, escrow agent, in the form of Exhibit F attached hereto (the “Escrow Agreement”);

(c)           Within five (5) business days after the Closing Date, Purchaser shall pay to Seller, in immediately available funds by wire transfer to Seller’s Designated Account or by business check, the value of the Inventory as adjusted mutually by Purchaser and Seller in accordance with Section 2.3 below and the amount of any other post-closing adjustments;

(d)           Purchaser shall deliver to Seller a promissory note (the “Note”) for the balance of the Purchase Price, in the amount of One Million Three Hundred Fifty Thousand and 00/100 U.S. Dollars (US$1,350,000.00), payable by Purchaser to Seller in accordance with the payment schedule set forth in the Note attached hereto as Exhibit I-1.  Purchaser hereby authorizes Purchaser to initiate automated clearing house (ACH) debit withdrawals from Purchaser’s designated bank account on each payment due date in the amount set forth in the Payment Schedule of the Note, and Purchaser shall complete and deliver Seller’s Authorization Agreement for Prearranged Payments, which is attached as Exhibit D to the Franchise Agreements.  Purchaser agrees to and shall, prior to each payment due date, have funds in the designated bank account sufficient in amount to cover the scheduled payments.  The Note shall be secured by the collateral (“Collateral”) set forth in the Security Agreement (the “Security Agreement”) attached hereto as Exhibit I-2.  Seller and the holders of Holdings’ Series A 13% Senior Secured Debenture and Series B 13% Senior Secured Debentures in the aggregate principal amount of $5,750,000 (the “Mezzanine Debt”) shall enter into an Intercreditor and Subordination Agreement (the “Intercreditor Agreement”) in the form attached hereto as Exhibit I-3.  Seller’s security interest shall be subordinate and junior to the security interests in the Collateral of the holders of the Mezzanine Debt and the Permitted Liens (as defined the Intercreditor Agreement) but superior and senior to the equity holders of Purchaser and any other debt now or in the future existing, as set forth in the Security Agreement and the Intercreditor Agreement.

2.2.  Allocation of Purchase Price.  Purchaser and Seller agree that the Purchase Price shall be allocated among the Purchased Assets as set forth in Schedule 2.2 attached hereto, as agreed to by the respective accountants of Seller and Purchaser.

2.3.  Inventory Adjustment.  The Purchase Price shall be adjusted mutually by Purchaser and Seller for the on-hand and in-transit Inventory as of the close of business on the Closing Date, excluding any out-dated or otherwise unusable on-hand inventory, in accordance with Section 1.2(c) above.  After the close of business on the Closing Date and prior to Purchaser commencing operations at the Restaurants, Seller and Purchaser shall conduct a physical inventory count at the Restaurants on the Closing Date to determine Seller’s closing inventory, and a copy of the physical inventory count will be provided to Purchaser and Seller.  The physical inventory will be conducted in accordance with Seller’s standard inventory processes and procedures and will be signed by the Seller representative and the Purchaser representative present during the physical count.  The Inventory shall be valued at Seller’s cost for such Inventory at the Inventory valuation provided by Seller’s Net Chef inventory system based upon a physical inventory count as of the close of business on the Closing Date.

2.4.    Pro-rations and Security Deposits.  To the extent applicable, taxes, rent, utilities, telephone service, fees for licenses and permits transferred to and assumed by Purchaser hereunder  and any other charges, fees and assessments with respect to the Restaurants shall be prorated as of the close of business on the Closing Date, with Seller receiving a credit for any amount paid by it with respect to the period after the Closing Date and Purchaser receiving a credit for any amount remaining unpaid by Seller which relates to a period ending on or prior to the Closing Date, the net effect of which shall be paid at the Closing.  The parties shall adjust the Purchase Price at the Closing for all pro-rations identified as of the Closing Date.  Any pro-rations not identified as of the Closing Date shall be paid to the party credited therewith within ten (10) days following written notice of the amount due by such party with respect to such pro-ration or, at the option of the party to which such amount is due, may be netted against any amounts due and owing by Purchaser to Seller.  Additionally, Purchaser shall assume and pay to Seller at Closing the amount of Seller’s Change Funds at the Restaurants and Seller’s security deposits under the Assumed Real Property Leases; provided, however, that Seller agrees that any security deposits to be returned to the “tenant” pursuant to the Assumed Real Property Leases shall be returned to Purchaser, which security deposits shall become the exclusive property of Purchaser.

2.5     Collection of Seller’s Order Receivables.  In the event Purchaser receives any payments for Seller’s Order Receivables, upon receipt or as soon thereafter as is reasonably practicable, but in no event more than ten (10) days after receipt thereof, Purchaser shall deliver such payments, together with documentation specifying the names of the payors, the invoice numbers and other applicable payment information and supporting documentation relating thereto, to Seller.

2.6      ADA Remediation.  Cosi is a party to that certain Settlement Agreement and Release dated February 19, 2010, as may be amended by the parties (the “ADA Agreement”), entered into among the Equal Rights Center (“ERC”) and Donna Sims, as the plaintiffs, and Cosi, Inc. as the defendant, in exchange for dismissal of plaintiffs’ complaint (Civil Action No. 1:09-cv-01122) filed in the U. S. District Court for the District of Columbia alleging certain conditions and practices at Seller’s restaurants, including the Restaurants, do not provide persons with disabilities access to Seller’s restaurants in violation of the Americans with Disabilities Act (“ADA”) and the District of Columbia Human Rights Act, a copy (with non-public portions redacted) of which is attached hereto as Exhibit J.  Notwithstanding that the Restaurants will no longer be owned by Cosi after the Closing, Seller hereby agrees to make the Restaurants ADA compliant on the terms and conditions set forth in Sections B(4), (6) and (7) of the ADA Agreement (the “Remediation Obligations”) within the time frames specified in Section B(4) of the ADA Agreement.  In the event that Seller does not timely perform the Remediation Obligations in full as set forth herein, subject to any extensions or modifications of such deadlines for the Remediation Obligations set forth in any writing agreed to between Seller and the ERC, then Purchaser shall have the right, but not the obligation, to make the Restaurants ADA compliant in accordance with the terms of the ADA Agreement at the sole costs and expenses of Seller, provided that Purchaser has delivered written notice to Seller of its intent to do so after expiration of such final deadline and Seller fails to commence and diligently pursue to completion the Remediation Obligations within thirty (30) days after receipt of such written notice from Purchaser.

2.7      Limited Guaranty.   Richard Pawlowski and Scott Bocek (collectively, the “Guarantors”) shall, severally but not jointly, guaranty (the “Guaranty”) to Seller for a period of three (3) years from the date of the Note the repayment of a portion of the outstanding principal balance of the Note in an amount equal to each Guarantor’s respective pro rata beneficial ownership in Purchaser as of the date of the Note.  Accordingly, Richard Pawlowski and Scott Bocek shall each guaranty ten percent (10%) of the outstanding principal balance of the Note.  Notwithstanding the foregoing, such Guaranty shall be null and void upon the occurrence of any of the following:  (i) Seller becomes subject to a Bankruptcy Event; (ii)

Purchaser makes a commercially reasonable and good faith determination that Seller’s franchise is impaired to the detriment of Purchaser’s ability to continue operating as a franchisee, (iii) Purchaser makes a commercially reasonable and good faith determination that the value of the Cosi franchise is materially impaired or materially adversely impacted and the cause of such impairment or adverse impact is not attributable to any act or omission of Purchaser, or (iv) Purchaser makes a commercially reasonable and good faith determination that Purchaser’s net sales (as defined in the Franchise Agreement) are substantially impaired by an act of gross negligence by Seller or a franchisee of Seller other than Purchaser or any of Purchaser’s affiliates.  For purposes of this Section 2.7, a “Bankruptcy Event” shall mean any one or more of the following:  Seller files a bankruptcy petition, a bankruptcy petition is filed again Seller which remains undismissed or unstayed for ninety (90) consecutive days, or Seller makes a general assignment for the benefit of its creditors.  Purchaser shall provide prompt written notice to Seller of a nullification of the Guaranty pursuant to this Section 2.7 and specifying the reason for such nullification.  For purposes of this Section 2.7, a determination by Purchaser shall be based upon the unanimous consent of the members of Holdings’ Board of Managers other than the Guarantors.  The form of Limited Guaranty is attached hereto as Exhibit K.

ARTICLE 3
CLOSING

3.1           Closing; Closing Date.  Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on or about the date hereof at 11:00 a.m. (Central) at the offices of Cosi, Inc. at 1751 Lake Cook Road, Suite 600, Deerfield, Illinois 60015, or at such other date, time and place as mutually agreed to by Seller and Purchaser, but in no event later than April 30, 2010 (the actual date on which the Closing occurs is hereinafter referred to as the "Closing Date").  Seller and Purchaser shall have the right to exchange documents by electronic transmission, such as facsimile or email, and Purchaser shall have the right to send executed documents to Seller in advance of Closing by express delivery so as not to personally attend the Closing.  Seller shall have sufficient time following the Closing Date to remove any Excluded Assets, as set forth in Section 3.2 below, finalize Inventory and complete other post-Closing activities as may be required, and Seller and Purchaser shall coordinate with each other with respect to scheduling and completing any such post-Closing activities.

3.2           Delivery of Possession of Demised Premises and Purchased Assets.  As of the close of business on the Closing Date hereunder, Seller shall deliver to Purchaser, and Purchaser shall accept, possession of the Demised Premises with the Purchased Assets in place and with all Excluded Assets removed (other than Leased Equipment covered by any Assumed Seller’s Contracts).  However, if any Excluded Assets remain in the Demised Premises on the Closing Date, Seller shall have a reasonably sufficient time following the Closing Date to remove any such Excluded Assets.

ARTICLE 4
SELLER'S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Purchaser, as of the Closing Date, as follows:

4.1             Organization; Good Standing.  Each of Cosi and Cosi Sandwich Bar is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Seller has the requisite power and full authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.  Cosi and Cosi Sandwich Bar are registered to do business in the District of Columbia.

4.2           Authorization.  Each Seller has the requisite power and authority and has taken all corporate action necessary to authorize, execute and deliver this Agreement and the instruments, documents and agreements to be provided herein and to which Seller is a party pursuant hereto (the "Seller Related Agreements") and to consummate the transactions contemplated by this Agreement and to perform Seller's obligations under this Agreement and the Related Agreements (as defined in Section 5.1 below).

4.3           Binding Effect.  This Agreement and each of the Seller Related Agreements executed by each Seller pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Seller in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability from time to time in effect relating to the rights and remedies of creditors and general principles of equity.

4.4           No Restriction.  Seller is not subject to any restriction, law, rule, regulation, ordinance, code, writ, injunction, award, judgment or decree which would prohibit or be violated by the execution and delivery hereof or of any Related Agreements or the consummation of the transactions contemplated hereby or thereby.

4.5           No Conflict. Neither the execution and delivery of this Agreement and any of the other Related Agreements by Seller, nor Seller's performance of its obligations under this Agreement and the other Related Agreements, will conflict with or breach any of the provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Seller, as amended to date, or any material agreement, lease, mortgage, indenture, undertaking, permit, license or other instrument relating to the Restaurants or Seller’s business to which Seller is a party or by which Seller is bound, or, to Seller's knowledge result in the violation of any law to which Seller or any of the Purchased Assets or Assumed Liabilities is subject.  Except as set forth in Schedule 4.5 attached hereto, no consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any governmental authority or any third party, is or has been or will be required on the part of Seller in connection with the execution and delivery of this Agreement or other Related Agreements or the consummation of the transactions contemplated hereby or thereby.

4.6           Title.  Seller has and shall convey to Purchaser good and marketable title to the Purchased Assets owned by Seller and a valid license or leasehold interest with respect to all other Purchased Assets, free and clear of all Encumbrances, except for (a) liens for taxes not yet due and payable or for taxes that Seller is contesting in good faith through appropriate proceedings, if any, as identified in Schedule 4.7 attached hereto, and (b) liens or security interests granted to the landlords under the terms of the respective Assumed Real Property

Leases (individually and collectively, any such exceptions in Sections 4.6(a) and (b) are sometimes hereinafter referred to as “Permitted Encumbrances”).

4.7           Taxes.  Except as set forth in Schedule 4.7 attached hereto, Seller has accurately prepared and duly and timely filed all tax returns of any kind or nature (including, without limitation, federal, state and local income, property, sales, employment, payroll, excise and withholding taxes) that are or were required to be filed with any taxing authority with jurisdiction over Seller or any of Seller’s assets or properties or businesses (“Tax Returns”) which Seller is required to file on or before the Closing Date and has paid all taxes, interests, charges, penalties and other payments  required to be paid on or before the Closing Date with respect to the periods covered by such Tax Returns.  Such Tax Returns are true and correct in all material respects.  No deficiencies for any taxes have been asserted in writing or assessed against Seller which are due prior to the Closing Date and remain unpaid on the Closing Date and no state of facts exists or has existed which would constitute grounds for the assessment of any additional taxes for any period for which Tax Returns have been filed.  There are no pending or threatened actions, proceedings, investigations, audits or claims related to taxes of Seller or the Purchased Assets.  Seller has properly withheld and paid over to the appropriate taxing authorities all taxes required by them so to be withheld.  There are no agreements, waivers or arrangements providing for the extension of time with respect to the assessment of any tax owed by Seller.  The reserve provision for taxes in the P(L) Statements (as defined below) and in Seller’s financial statements as filed with the Securities and Exchange Commission are adequate to provide for all taxes attributable to the respective periods covered by such P(L) Statements and financial statements and has been established in accordance with Seller’s practices and procedures and the recommendations of Seller’s independent accountants.   There are no tax liens upon any Purchased Assets.  Except with respect to Seller’s tax obligations under the Assumed Real Property Leases, Seller is not party to any tax allocation or sharing agreement with respect to the Restaurants.

4.8           Labor and Employment Matters.  (a) All of Seller’s employees working at the Restaurants (collectively, "Seller’s Restaurant Employees") are “at-will” employees;  (b) Seller is not a party to or subject to any collective bargaining agreement with any labor organization and has no obligation or duty of any nature to bargain collectively with any such organization; (c) there are no agreements, written or oral, or letters of understanding with labor unions, work councils or associations representing Seller’s Restaurant Employees; (d) there are no strikes, slowdowns, picketing, work stoppages, threats to organize non-union Seller’s Restaurant Employees; and (e) except as set forth in Schedule 4.8(a)(i) attached hereto, there are no pending or threatened charges or complaints or petitions filed with or by the National Labor Relations Board, the Department of Labor, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission or any similar foreign, state or local agency or commission, including charges of race, sex, national origin, religious, handicap or age discrimination or similar complaints against the Restaurants.  Except as set forth in Schedule 4.8(a)(ii) attached hereto, there are no severance, change in control, employment plan, program or agreements, option, bonus plan, or incentive plan or program, employee health, medical, insurance or other benefit plans, whether formal or informal, for any of Seller’s Restaurant Employees.  Except as set forth in Schedules 4.8(a)(i) or 4.15 hereof or as otherwise alleged in the ADA Agreement, Seller (f) is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, Family Medical Leave, and employee terminations, (g) is not liable for any wages or other employee benefits or any penalty for failure to comply with any of employment or labor related laws and regulations, and (h) is not liable for any material payment to any trust or other fund or to any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Seller’s Restaurant Employees.  Set forth in Schedule 4.8(a)(iii) attached hereto are the dates of employment, positions and compensation for all of Seller’s Restaurant Employees and description of the benefits offered by Seller to Seller’s Restaurant Employees.  Seller will be responsible for (i) providing benefits, as applicable, to the Seller’s Restaurant Employees through the Closing Date, and (ii) for paying to the Seller’s Restaurant Employees all wages earned and accrued through the Closing Date, which amounts will be paid as required by applicable law.

4.9           Assumed Seller’s Contracts; Personal Property Not Owned by Seller.  Except as set forth in Schedule 4.9 attached hereto, (i) the Assumed Seller’s Contracts are in full force and effect and all payments and other sums and charges payable thereunder are current, (ii) neither Seller nor, to the knowledge of Seller, any other party to the Assumed Seller’s Contracts is in breach of or in default of a material provision under any of the Assumed Seller’s Contracts,  (iv) no termination event or condition or uncured default of a material provision under any of the Assumed Seller’s Contracts exists, (v) no event or condition which, with the giving of notice or the lapse of time or both, would constitute a default, delinquency, breach or termination event or condition under any of the Assumed Seller’s Contracts exists or has occurred, (vi) except as otherwise may be identified in such contracts, no party under the Assumed Seller’s Contracts has any encumbrance under the Assumed Seller’s Contracts or otherwise against Seller, (vii) except as otherwise may be provided in such contracts, no consent under the Assumed Seller’s Contracts is required in connection with the transactions contemplated by this Agreement and the Seller Related Agreements, and (viii) Seller has not assigned its interest under any of the Assumed Seller’s Contracts.

4.10           Assumed Real Property Leases

(a)   A correct and complete copy of each of the Assumed Real Property Leases has been furnished to Purchaser prior to the date hereof.  Except as set forth in Schedule 4.10 attached hereto, (i) Seller has a valid, binding and enforceable leasehold interest under each of the Assumed Real Property Leases which grants Seller the exclusive right to use and occupy the Demised Premises; (ii) the Assumed Real Property Leases are in full force and effect and all rent and other sums and charges payable thereunder are current;  (iii) neither Seller nor, to the knowledge of Seller, any other party to any of the Assumed Real Property Leases is in breach of or in default of a material provision under any of the Assumed Real Property Leases;  (iv) Seller enjoys peaceful and undisturbed possession under all of the Assumed Real Property Leases and has not received notice of any material default, delinquency or breach or termination on the part of the Seller under any of the Assumed Real Estate Leases or of any action, suit, litigation, hearing or administrative in respect of the Demised Premises; (v) no termination event or condition or uncured default of a material provision under the Assumed Real Property Leases exists;  (vi) no event or condition which, with the giving of notice or the lapse of time or both, would constitute a default, delinquency, breach or termination event or condition under the Assumed Real Property Leases exists or has occurred;  and (vii) no consent under the Assumed Real Property Leases is required in connection with the transactions contemplated by this Agreement and the Seller Related Agreements, except the consents of the respective landlords and possibly the owners’ mortgagees identified in Schedule 4.10 attached hereto of the Demised Premises.

(b)     Seller has not received from any holder of any mortgage or other interest (secured or unsecured) in any Demised Premises, a notice of default under any financing, loan or other document or security agreement with respect to any Demised Premises.

(c)           To Seller’s knowledge, there are no finder’s fees or brokerage commissions due or coming due with respect to any Demised Premises; and, there are no tenant improvement allowances or landlord work outstanding with respect to any Demised Premises.

(d)     Seller has received no notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Demised Premises or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Demised Premises, which repair or work has not been completed.

(e)      Seller has no knowledge of any proceeding pending for the adjustment of the assessed valuation of all or any portion of any Demised Premises or abatement with respect to all or any portion of the real estate taxes payable on any Demised Premises.

(f)     Except as set forth in Schedule 4.10(g), Seller has no knowledge (i) that any certificate, permit or license from any governmental authority having jurisdiction over any of the Demised Premises or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Demised Premises or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Demised Premises has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same, (ii) of any written notice of any violation of the Demised Premises of any federal, state or municipal law, ordinance, order, regulation or requirement issued by any governmental authority, or (iii) of any Demised Premises whose building systems are not in working order.  Except for any occupancy and operating permits or licenses, consents and approvals required to be obtained by Purchaser and its affiliates to occupy and continue to operate the Restaurants at the Demised Premises after the Closing Date, no approvals from any government authority is required, as a result of the transactions contemplated by this Agreement and the Seller Related Agreements, to be issued after the date hereof in order to permit

Purchaser and its affiliates, following the Closing, to occupy and continue to operate the Restaurants at the Demised Premises in the same manner as heretofore operated which, if not issued, would have a material adverse effect on Purchaser’s operations at the Demised Premises.

(g)            To Seller’s knowledge, there are no condemnation or eminent domain proceedings pending or threatened against any of the Demised Premises.

(h)    To Seller’s knowledge, except as set forth in Schedule 4.10(h) and/or except for those occurring in the ordinary course of business:  (1) there are no physical damages to the Demised Premises or the leasehold improvements due to Seller’s gross negligence or intentional misconduct, and (2) none of the structures of the Demised Premises and the leasehold improvements are in need of maintenance or repairs due to Seller’s gross negligence or intentional misconduct.

(i)           Seller has not assigned, in whole or in part, its interest as lessee or tenant under any of the Assumed Real Property Leases.

(j)      To the extent that Seller has the right or option under any of the Assumed Real Property Leases to extend the expiration date thereof and is required to do so prior to the date hereof or the Closing Date, Seller has duly exercised all such rights and options on or prior to the Closing Date.

(k)    To the knowledge of Seller, there are no mechanic’s liens, materialman’s liens or other similar statutory liens or encumbrances affecting the Demised Premises caused by or due to Seller’s use, occupancy or operations.

4.11           Financial Statements.  The profit and loss statements of the Restaurants, reflecting the sales and cash flow by location for Seller’s fiscal years 2003, 2004, 2005, 2006, 2007, 2008 and 2009 (“P(L) Statements”), were provided by Seller to Purchaser.  The P(L) Statements were prepared from Cosi’s internal monthly financial statements showing the results of operations of the Restaurants for Seller’s fiscal years 2003, 2004, 2005, 2006, 2007, 2008 and 2009.  Seller also provided to Purchaser monthly sales by location from 2006 through the end of 2009.  Except as described in Schedule 4.11, (a) the P(L) Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied and were prepared from the books and records of Seller kept in the ordinary course of business; (b) the books and records of Seller from which the P(L) Statements were prepared were complete and accurate at the time of such preparation; (c) the P(L) Statements fairly present the results of operations of the Restaurants as of their respective dates, including all accruals and provisions for expenses in respect to the Restaurants, recorded on a basis consistent with Cosi’s accounting policies and in accordance with GAAP; (d) since the date of the P(L) Statements, (i) there has been no material adverse change in the non-cash assets of the Restaurants, and (ii) Seller is not aware of any reasons or circumstances which would be likely to cause the business prospects, financial condition, operations, property or affairs of any of the Restaurants to be materially adversely affected on a going forward basis.

4.12           Material Contracts. Except for the Assumed Real Property Leases and the Assumed Seller’s Contracts, there are no material contracts, leases, mortgages, credit agreements, indentures, sales contracts, service contracts, purchase orders, and other agreements entered into by Seller relating to the Restaurants for which Purchaser is assuming liability.

4.13           Compliance with Laws.  Seller has complied in all material respects with all federal, state and local laws, rules, regulations, ordinances and codes applicable to the Restaurants, its ownership, operation, use or possession of the Purchased Assets, the conduct of its businesses at the Restaurants and the employment of Seller’s Restaurant Employees, and, except as otherwise provided in this Agreement and the Schedules attached hereto, Seller has not received any notice alleging non-compliance with respect thereto which remains uncured, in whole or in part, as of the Closing Date.

4.14           Licenses and Permits.  Seller has obtained all material licenses, permits and other governmental authorizations required to conduct its business at the Restaurants as presently conducted.  Schedule 4.14 attached hereto sets forth all of the liquor licenses, sidewalk café licenses and master business licenses of Seller with respect to the Restaurants. All material licenses, permits and governmental authorizations applicable to the Restaurants are in full force and effect, and no violation exists under them.  No proceeding is pending or, to the knowledge of Seller, threatened, to revoke or limit any license, permit or governmental authorization.

4.15           Litigation.  Except as set forth in Schedule 4.15 attached hereto, (a) Seller is not subject to any outstanding injunction, judgment, order, decree or ruling relating to any of the Restaurants, its business conducted at any of the Restaurants or the Purchased Assets or the Assumed Liabilities, or (b) Seller is not a party to or, to the knowledge of Seller, threatened to be made a party to, any action, suit, proceeding, hearing, audit or investigation relating to the Restaurants, the conduct of Sellers’ business at the Restaurants or the Purchased Assets or the Assumed Liabilities before any court, arbitrator, quasi-judicial agency, administrative agency or administrator.

           4.16    Absence of Liabilities.  Except as set forth in Schedule 4.16 attached hereto, Seller has no liability or commitment, as of the date hereof, arising from or relating to the Restaurants, Seller’s Restaurant Employees or the Purchased Assets.

          4.17   Environmental Matters.

(a)           Seller is not the subject of any federal, state, local or foreign order, judgment or written claim under any Environmental Laws affecting the Restaurants, the conduct of Seller’s business at the Restaurants and/or the Purchased Assets, and Seller has not received any written notice or claim, or entered into any negotiations or agreements with any person under any Environmental Laws, that has or would reasonably be expected to have a material adverse effect on the Restaurants.

(b)           To the knowledge of Seller, Seller is in compliance with all applicable Environmental Laws, except where such failure to be in compliance would not reasonably be expected to have a material adverse effect on the Restaurants.

(c)           To the knowledge of Seller, Seller has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material liability under all applicable Environmental Laws.

(d)           Seller holds and is in compliance with all permits, licenses or approvals required to conduct its business and operations under all applicable Environmental Laws, except where the failure to hold and be in compliance with such permit, license or approval would not reasonably be expected to have a material adverse effect on the Restaurants.

(e)           Neither Seller nor any of the Restaurants are subject to any pending order, judgment or written claim asserted or arising under any Environmental Laws.

“Environmental Laws” means any law, ordinance, statute or regulation relating to: (a) the protection, pollution, regulation, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge, emission or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“Hazardous Substance” means any substance which is or contains: (a) any “hazardous substance” as defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (b) any “hazardous waste” defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (c) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (d) gasoline, diesel fuel, or other petroleum hydrocarbons; (e) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (f) polychlorinated biphenyls; (g) radon gas; (i) any substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5; and (j) any additional substances or materials which are classified or considered to be hazardous or toxic under any Environmental Laws and which: (1) requires reporting, investigation or remediation under Environmental Laws; (2) causes or threatens to cause a nuisance on or under any land, or on or in any improvements, owned or leased by the Company or any adjacent property or poses or threatens to pose a hazard to the health or safety of persons on or under such land, or on or in such improvements or adjacent property; or (3) which, if it emanated or migrated from such land or on or in the improvements, could constitute a trespass that poses a risk to human health.

4.18           Inventory.  All Inventory on-hand at Closing is in good physical condition and quality, usable and saleable in the ordinary course, not spoiled, damaged or contaminated, and having an expiration date of at least one day after the Closing Date.

4.19   Franchise Standards.  Seller acknowledges and agrees that, at the Closing Date, the Restaurants have not been re-modeled or re-configured consistent with Seller’s current design specifications.  Accordingly, the condition of the Restaurants and the Purchased Assets as they exist at the Closing Date shall not constitute a default with respect to Purchaser’s obligations under the Franchise Agreements as to the condition of the Demised Premises and the Purchased Assets used in operating the Restaurants; provided, however, that nothing in this Section 4.19 is intended to nor shall it be construed to relieve Purchaser (and/or its affiliates) of its (and/or their) obligations under the Franchise Agreements, on a going forward basis, but subject to Section 6.17 hereof in all cases, to (i) maintain and repair the Demised Premises in accordance with the respective Assumed Real Property Leases and/or the Franchise Agreements and/or (ii) maintain, repair and replace items of Purchased Assets and other assets used in operating the business at the Restaurants in the ordinary course of business as may be required or desired from time to time to maintain a first-class operation consistent with Purchaser’s (and/or its affiliates’) obligations under the Franchise Agreements and/or the Assumed Real Property Leases.

4.20    Insurance.   Seller has maintained over the past three years and now maintains insurance in amounts sufficient for the Restaurants, the conduct of Seller’s business at the Restaurants and the Purchased Assets and in such amounts and covering such risks consistent with Seller’s policies and practices.  Schedule 4.20 attached hereto contains an accurate and complete list of all policies of fire, general liability, theft, workers’ compensation, and other forms of insurance owned or held by Seller relating to the Restaurants, the conduct of Seller’s business at the Restaurants and the Purchased Assets at any time within the past three (3) years, specifying the insurer. All such policies are in full force and effect and all premiums with respect thereto are currently paid and none are past due or delinquent; worker’s compensation and liquor liability insurance coverages are sufficient for compliance with all requirements of law applicable to the Restaurants and Assumed Real Property Leases, and Seller’s other policies are sufficient for compliance with all of Seller’s other agreements with respect to the Restaurants to which any Seller is a party; are valid, outstanding and enforceable policies;  will cover claims for matters occurring prior to the Closing Date regardless of when such claims are made; and with respect to claims for matters occurring prior to the Closing Date, will not in any way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.  Seller has not received any notice of default or written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.

4.21    Bulk Sales Governing Law.   Seller represents that, on the advice of outside legal counsel, the bulk sales laws of the State of Illinois govern in respect of bulk sales compliance hereunder.

4.22     No Brokers.  Seller has not dealt with any broker, finder or other person entitled to any broker's fee, commission or other similar compensation in connection with the transaction contemplated hereby.

4.23     Disclosure.  No representation or warranty by Seller in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered by Seller to Purchaser pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact required or necessary to make the statements contained herein or therein not misleading or necessary to provide proper and complete information.

4.24      Definition of Seller’s Knowledge. As used in this Agreement, the term “knowledge of Seller” and words of similar import when modifying any representation or warranty in this Agreement means the actual knowledge, after due inquiry, of William Koziel, Chief Financial Officer, Paul Bower, Senior Vice President and Chief Development Officer, and Becky Iliff, Vice President – People.

4.25      Schedules.  A disclosure made in any Schedule hereto shall be deemed to be a disclosure for all Schedules hereto and for all purposes hereunder.

ARTICLE 5
PURCHASER'S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to Seller, as of the Closing Date, as follows:

5.1        Authorization.  Purchaser has all requisite power and authority and has taken all action necessary to execute and deliver this Agreement and the instruments, documents and agreements provided herein and to which Purchaser is a party (the "Purchaser Related Agreements", and, together with the Seller Related Agreements, collectively, the “Related Agreements”), to consummate the transactions contemplated by this Agreement and to perform Purchaser's obligations under this Agreement and the Related Agreements.

5.2         Organization and Good Standing.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has the requisite power and full authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.  Capitol C Restaurants is qualified to do business in the District of Columbia.

5.3         Binding Effect.  This Agreement and each of the Purchaser Related Agreements executed by each Purchaser pursuant to this Agreement or in connection herewith or therewith are the legal, valid and binding obligations of Purchaser, duly enforceable against Purchaser according to their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability from time to time in effect relating to the rights and remedies of creditors and general principles of equity.

5.4         No Restriction.  Purchaser is not subject to any restriction, law, rule, regulation, ordinance, code, writ, injunction, award, judgment or decree which would prohibit or be violated by the execution and delivery hereof or the consummation of the transactions contemplated hereby.

5.5       No Conflict.  Neither the execution and delivery of this Agreement and any of the  other Related Agreements, nor Purchaser's performance of its obligations under this Agreement and the other Related Agreements, will conflict with or breach any of the provisions of, or constitute a default under, Purchaser's Operating Agreement, as amended, or Certificate of Organization, or any material agreement, mortgage, indenture, lease, undertaking, permit, license or other instrument relating to Purchaser’s business to which Purchaser is a party or by which any of Purchaser assets is bound, including, without limitation, the other franchise agreements, such as Qdoba Mexican Grill, to which Purchaser or its affiliates are parties, or, to Purchaser’s knowledge, will result in the violation of any law to which Purchaser or any of Purchaser’s assets is subject.

5.6       Compliance with Laws.  Purchaser has complied in all material respects with all applicable laws, rules, regulations, ordinances and codes, whether federal, state, local or foreign, and Purchaser has not received any notice alleging non-compliance with respect thereto which remains uncured, in whole or in part, as of the date hereof.

5.7        No Brokers.  Purchaser has not dealt with any broker, finder or other person entitled to any broker's fee, commission or other similar compensation in connection with the transaction contemplated hereby.

5.8        Disclosure.  No representation or warranty by Purchaser in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered by Purchaser to Seller pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact required or necessary to make the statements contained herein or therein not misleading or necessary to provide proper and complete information.

5.9        Purchaser’s Financing.  Purchaser has sufficient funds to (a) pay the cash portion of the Purchase Price at the Closing and any adjustments thereto, (b) pay the balance of the Purchase Price as due in accordance with the terms of the Note, and (c) fund the Escrow Deposit at the Closing.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS

6.1         Franchise Agreements and Form Amendment.  Concurrently with the Closing hereunder, Capitol C Restaurants and Cosi shall enter into Franchise Agreements for operation of each of the Restaurants, in the form of the Franchise Agreement and Amendment No. 1 thereto attached hereto as Exhibit A.

6.2         Area Development Agreement and Form Amendment.  Concurrently with the Closing hereunder, Purchaser and Cosi shall enter into an Area Development Agreement pursuant to which Purchaser shall agree to develop additional franchised COSI restaurants in the Development Area (as defined therein) in accordance with a mutually agreed upon  Development Schedule (as defined therein), in the form of the Area Development Agreement and Amendment

No. 1 thereto attached hereto Exhibit B.

6.3           Employee Matters

                (a)       Termination and Hiring of Restaurant Employees.  Immediately prior to the Closing, Seller shall terminate the employment of all of Seller’s Restaurant Employees.   Seller shall be solely responsible for any and all obligations, liabilities, severance payments, and termination benefits arising in connection with any terminations regarding Seller’s Restaurant Employees, in respect of any state, federal or local “plant-closing” or similar law and/or COBRA and any similar state or local law with respect to Seller’s Restaurant Employees who are not offered employment by Purchaser and/or who refuse to accept Purchaser’s offer of employment.  Absent unforeseen business circumstances, Purchaser shall offer employment, commencing on the date immediately following the Closing, to all or substantially all of Seller’s Restaurant Employees under terms and conditions satisfactory to Purchaser in its sole and absolute discretion; provided, however, that Purchaser shall endeavor to provide Purchaser’s Hired Employees (as defined below) with medical benefits which are similar to the medical benefits provided by Seller to such employees as of January 1, 2010. For purposes of this Agreement, Seller’s Restaurant Employees who accept Purchaser’s offer of employment and become employees of Purchaser after the Closing shall be referred to herein as the “Purchaser’s Hired Employees.”  Purchaser shall not terminate or lay off more than fifty (50) of Purchaser’s Hired Employees for at least ninety (90) days from and after the Closing Date and shall not otherwise take or fail to take any action with respect to the Seller’s Restaurant Employees that would subject Seller to any obligations under the Worker Adjustment and Retraining Notification Act, P.L. 100-379, 102 Stats. 890 or similar “plant-closing” state or local law.   Subject to the limitations set forth in this Section 6.3, nothing in this Agreement shall be deemed to restrict the right of Purchaser to deal with Purchaser’s Hired Employees as employees at-will and without regard to their prior service or seniority as employees of Seller, in the same manner as it would be free to deal with such Purchaser’s Hired Employees in the absence of this Agreement.  Purchaser shall not assume, and Seller shall remain liable for all liabilities whatsoever, including, without limitation, all employment obligations and accrued wages and benefits, with respect to all of the Seller’s Restaurant Employees and former employees of Seller who do not become Purchaser’s Hired Employees; and (ii) all of Purchaser’s Hired Employees until such time as they may become employed by Purchaser.  On or prior to the Closing, Seller shall provide all appropriate notices to the Seller’s Restaurant Employees in connection with the transactions contemplated by this Agreement, including without limitation, all Worker Adjustment and Retraining Notification Act, P.L. 100-379, 102 Stats. 890 or similar “plant-closing” state or local law and COBRA notices, if required.  Subject to the limitations set forth in this Section 6.3(a), nothing in this Section 6.3 shall be construed to amend or in any way modify any at-will employment policy of Seller or Purchaser.

(b)     Nothing in this Section 6.3 or elsewhere in this Agreement is intended to confer upon any of Seller’s Restaurant Employees or any past, current or future employee of Seller or his or her legal representatives or heirs any rights as a third party beneficiary or otherwise or any other rights or remedies of any nature or kind whatsoever under or by reason of the contemplated transactions including, without limitation, any rights of employment, continued employment or any rights under or with respect to any welfare benefit, pension or other fringe benefits plan, program or arrangement.  Except as set forth in Section 6.3(a) above and subject to the limitations set forth therein, nothing contained in this Agreement, expressed or implied, shall confer upon Purchaser (i) the obligation to provide or to continue to provide (or to provide any benefit in lieu of) any benefits currently provided to any of Seller’s Restaurant Employees or any other current and former employees of Seller, or (ii) the obligation to employ or to continue to employ any of the Purchaser’s Hired Employee for any specific period of time following the Closing or otherwise interfere with the right of Purchaser to terminate any such Purchaser’s Hired Employees at any time for any reason, subject to applicable law.  All rights and obligations created by this Agreement are solely among the parties hereto.

6.4            Workers Compensation.  Seller shall remain responsible for all liability relating to or arising out of workers compensation claims relating to the Restaurants to the extent such claims result from or arise solely out of injuries which occurred prior to the Closing Date, whether or not such claims are filed by the Closing Date (the "Seller's Workers Comp Claims").  Purchaser shall cooperate with Seller in resolving the Seller's Workers Comp Claims at Seller's sole cost and expense, provided that in no event shall Seller’s cost and expense include any wages or salary for the cooperation of Purchaser’s Hired Employees.  Such cooperation shall include, but not be limited to, making employees of Purchaser reasonably available in order to investigate, defend and resolve Seller's Workers Comp Claims.

6.5           Taxes.  Seller shall be responsible and shall pay for any sales, use, income, transfer, value-added, employment, payroll, excise or other taxes relating to the operation of the Restaurants on and prior to the Closing Date.  Purchaser shall be responsible and pay for any sales, use, income, transfer, employment, payroll, excise or other taxes relating to the operation of the Restaurants after the Closing Date.   Seller shall pay any and all sales, transfer, use, value-added, income and capital gains taxes arising from the sale of the Purchased Assets.

6.6           Cooperation Generally.  On and after the Closing Date, Purchaser shall make its employees available to Seller in a manner that does not unreasonably interfere with Purchaser’s operations in order to provide such information as Seller may reasonably require with respect to preparation of financial statements and tax returns, audits of tax returns, Seller’s Worker’s Comp Claims, matters involving the Retained Liabilities, and any other matters pertaining to Seller’s operation of the Restaurants prior to the Closing Date.

6.7           Books and Records.  Seller shall make available to Purchaser, at Purchaser’s written request (which shall include the business purpose for such access), the books, records and files of Seller pertaining solely and exclusively to the Purchased Assets or Assumed Liabilities, and Purchaser shall have the right to make copies, at its sole cost and expense, of any such books, records and files.

6.8           Legal and Other Expenses.

(a)           The parties hereto shall each be solely responsible for the fees and disbursements of their respective counsel and other professional advisors incurred in connection with or arising out of the transactions contemplated by this Agreement, except as expressly contemplated by Sections 6.8(b) and 10.2 below.

(b)           If either party hereto is required to bring or maintain any action (including assertion of any counterclaim or cross-claim, or claim in a proceeding in arbitration, bankruptcy, receivership or any other proceeding instituted by a party hereto or by others), or otherwise refers this Agreement to an attorney for enforcement of any of the covenants, terms or conditions of the Agreement, the prevailing party in any such final, non-appealable determination shall receive from the other, all the costs incurred by the prevailing party, including, without limitation, reasonable attorneys’ fees and expenses, which the prevailing party incurred in, and in preparation for, such action, arbitration, trial, appeal, review and/or proceeding in bankruptcy court.

6.9           Assumed Seller’s Contracts; Assumed Real Property Leases; Utilities and Other Services.  From and after the Closing Date, Purchaser shall be responsible for the Assumed Liabilities, except as set forth in Section 6.11 below and with respect to any Retained Liabilities of Seller.  Effective as of the close of business on the Closing Date, Purchaser shall transfer to or establish and maintain in Purchaser’s name all utility and other service accounts and contracts pertaining to the Restaurants and the Demised Premises.

6.10           No Publicity.  Except as otherwise required by law (including, without limitation, federal and/or state securities and franchise laws), Purchaser shall not issue or authorize the issuance of any press release, public statement or other public disclosure in connection with or arising out of this Agreement or the matters contained herein, without, in each such case, obtaining the prior written approval of Seller to the content and manner of presentation and publication thereof.  The foregoing notwithstanding, Purchaser may publicly identify itself as the franchise owner of the Restaurants following the Closing, provided that Purchaser does not include any information about Seller or Seller’s business, except as permitted by clause (b) hereof, (b) Purchaser clearly identifies itself as a franchisee of Cosi, Inc. and doing business as “COSÌ,” and (c) Purchaser uses the “COSÌ” name and trademarks in the manner authorized by Seller, including without limitation, use of the registration symbol and identifying the mark as owned by Cosi, Inc.; and, Purchaser may make any disclosure that may be required in connection with obtaining transfers of or replacements for any required operating permits, licenses or approvals, subject to the foregoing clauses (a), (b) and (c) in this Section 6.10, as applicable.

6.11           Assignment and Assumption of Leases.  Seller shall remain liable under the Assumed Real Property Leases for all obligations of “tenant” under the Assumed Real Property Leases with respect to Seller’s operation of the Restaurants, use of the Demised Premises, and rights and obligations of “tenant” accruing for the time period on or prior to the Closing Date, and Capitol C Restaurants shall assume and be liable for all obligations of “tenant” under the Assumed Real Property Leases for Purchaser’s operation of the Restaurants, use of the Demised Premises and obligations of “tenant” under the Assumed Real Property Leases arising from and after the Closing Date.

6.12           Confidentiality and Non-Disclosure.

(a)           Purchaser acknowledges and agrees that it shall not, during the term of this Agreement or thereafter, communicate, divulge, or use for the benefit of any other person or entity the terms of this Agreement, the P(L) Statements, Seller’s financial statements and other information about Seller’s business and the operations of the Restaurants, and all other non-public information of and about Seller and Seller’s business and operations to which Purchaser had access prior to and through the Closing Date, whether or not marked or identified as confidential and proprietary information of Seller and in any medium whatsoever, all of which is and shall remain confidential and proprietary information of Seller (“Seller’s Confidential Information”), unless such disclosure is requested by any regulatory agency, including, without limitation, the Securities and Exchange Commission, or otherwise required by applicable law or regulation (provided that Purchaser provides Seller with reasonable prior written notice of such obligation to disclose and either reasonably assists in obtaining a protective order therefor or reasonably considers any requests by Seller for confidential treatment of such confidential information by Purchaser); provided, however, that the foregoing shall not prohibit Purchaser from making any such disclosure to any of the following having a need to know such information and who have first agreed to maintain such information in confidence (“Purchaser Permitted Recipients”):  (i) officers, directors, managers, members and employees of Purchaser and its affiliates, (ii) potential investors and potential lenders of Purchaser and its affiliates (provided, however, that Purchaser shall inform such parties of the confidential nature of the information and such parties shall be bound by obligations of confidentiality no less stringent than those set forth herein), (iii) agents and professional advisors of Purchaser (including legal, tax, accounting and financial advisors), (iv) applicable landlords and property managers of the  Demised Premises, and (v) any other person with the prior written consent of Seller. Purchaser shall employ reasonable diligence in the protection of Seller’s Confidential Information and shall be responsible for any unauthorized disclosure or use of Seller’s Confidential Information by any of the Purchaser Permitted Recipients to which Purchaser may disclose any of the Seller’s Confidential Information.

(b)           Seller acknowledges and agrees that it shall not, during the term of this Agreement or thereafter, communicate, divulge, or use for the benefit of any other person or entity the terms of this Agreement, the Purchaser’s and its affiliates’ financial statements and other information about Purchaser’s business , and all other non-public information of and about Purchaser and Purchaser’s business to which Seller had access to prior to and through the Closing Date,  whether or not marked or identified as confidential and proprietary information of Purchaser, and in any medium whatsoever, is and shall remain confidential and proprietary information of Purchaser (“Purchaser’s Confidential Information”), unless such disclosure is requested by any regulatory agency, including, without limitation, the Securities and Exchange Commission, or otherwise required by applicable law or regulation (provided that Seller uses reasonable efforts to provide Purchaser with prior notice of such obligation to disclose and either reasonably assists in obtaining a protective order therefor or reasonably considers any requests by Purchaser for confidential treatment of such confidential information by Seller); provided, however, that the foregoing shall not prohibit Purchaser from making any such disclosure to any of the following having a need to know such information and who have first agreed to maintain such information in confidence (“Seller Permitted Recipients”):  (i) officers, directors, managers and employees of Seller and its affiliates, (ii) agents and professional advisors of Seller (including legal, tax, accounting and financial advisors), (iii) applicable landlords and property managers of the Demised Premises, and (iv) any other person with the prior written consent of the Purchaser.  Seller shall employ reasonable diligence in the protection of Purchaser’s Confidential Information and shall be responsible for any unauthorized disclosure or use of Purchaser’s Confidential Information by any of the Seller Permitted Recipients to which Seller may disclose any of the Purchaser’s Confidential Information.

(c)           Exceptions.  For purposes of this Section 6.12, Seller’s Confidential Information and Purchaser’s Confidential Information is sometimes collectively referred to as “Confidential Information”.  Confidential Information shall not include information which:  (i) was, is or becomes generally available to the public other than through a breach of this Section 6.12 or any confidentiality agreement by Seller, Purchaser, the Purchaser Permitted Recipients or the Seller Permitted Recipients.

6.13    Payment of Liabilities.  Seller shall timely pay or otherwise satisfy in the ordinary course of business all of its Retained Liabilities and obligations when the same shall become due or payable. Purchaser shall timely pay or otherwise satisfy in the ordinary course of business all of its Assumed Liabilities and obligations when the same shall become due or payable.

6.14    American With Disabilities Act Liabilities.  Seller shall perform or cause to be performed, at its sole cost and expense and in coordination with Purchaser, the Remediation Obligations for the Restaurants in accordance with the terms of the ADA Agreement and Section 2.6 hereof.  Upon completion and certification by or on behalf of Cosi of completion of the Remediation Obligations for the Restaurants, Purchaser shall thereafter be liable for maintaining ADA compliance at the Restaurants in accordance with applicable laws and to the extent within the reasonable control of Purchaser.   In the event that Seller does not timely perform the Remediation Obligations in full as set forth herein, then, subject to Section 2.6 hereof, Purchaser shall have the right, but not the obligation, to make the Restaurants ADA compliant in accordance with the terms of the ADA Agreement at the sole costs and expenses of Seller; provided that Purchaser has delivered written notice to Seller in accordance with Section 2.6 hereof and Seller fails to commence and diligently pursue to completion the Remediation Obligations within the time period set forth in Section 2.6 hereof.  Purchaser shall conduct ADA sensitivity and compliance training for its employees at the Restaurants in accordance with the ADA Agreement and, at Purchaser’s request, Seller will make available to Purchaser, at no cost to Purchaser, Seller’s ADA sensitivity and compliance training materials for the purpose of conducting such training.

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6.15    Right to Set-Off.  If Purchaser obtains either a final non-appealable judgment or final non-appealable order on the merits of any claim under this Agreement against Seller issued by a court of competent jurisdiction or arbitration tribunal of competent jurisdiction, and Seller does not otherwise satisfy such judgment or order, then Purchaser, at its sole discretion and without limiting any other rights of Purchaser (and/or its affiliates) under this Agreement or at law or equity, may satisfy any obligations of Seller (and/or its affiliates) with respect to any such final non-appealable judgment or final non-appealable order, in whole or in part, by reducing the amount of any payment due by Purchaser (and/or its affiliates) to Seller (and/or its affiliates) under the Note.

6.16     Disclaimer.  Purchaser acknowledges and agrees that Seller has made available to Purchaser and its representatives access to the Demised Premises and the leasehold improvements therein and thereat, and to the P(L) Statements of the Restaurants, Purchased Assets and Assumed Liabilities, for purposes of Purchaser’s due diligence and that Purchaser is relying upon its assessment and investigation of such matters and Seller’s representations and warranties hereunder in entering into this Agreement.  Except as expressly set forth in this Agreement, Purchaser is not relying on any representations, warranties or covenants of Seller with respect to the Demised Premises, leasehold improvements therein or thereat, Purchased Assets, Assumed Seller’s Contracts, Assumed Liabilities, or the P(L) Statements.  Purchaser acknowledges and agrees that Seller has made and is making no representations, warranties or covenants of any nature or type whatsoever as to future sales results or sales projections or expenses of the Restaurants.

6.17      Leased Premises; Purchased Assets; and Licenses.  From and after the Closing Date, Purchaser (and/or its affiliates) shall: (i) maintain and repair the Demised Premises in accordance with the respective Assumed Real Property Leases and/or the Franchise Agreements; and/or (ii) maintain, repair and replace items of Purchased Assets and other assets used in operating the business at the Restaurants in the ordinary course of business as may be required or desired from time to time to maintain a first-class operation consistent with Purchaser’s (and/or its affiliates’) obligations under the Franchise Agreements and/or the Assumed Real Property Leases; provided, however, that Purchaser (and/or its affiliates) shall not be required to remodel or reconfigure the Restaurants during the first five (5) years after the effective dates of the Franchise Agreements, unless and except as otherwise may be required under the respective terms of the Assumed Real Property Leases.  Purchaser shall diligently pursue the transfer of all of the licenses identified on Schedule 4.14 as required in connection with Purchaser’s operation of the Restaurants from and after the Closing, and Seller shall assist Purchaser, as reasonably requested, to effect such transfers.

6.18     Lease Extensions; Renewal Options.  Provided that (a) Capitol C Restaurants is not in default of its obligations under the Assumed Real Property Leases beyond any applicable cure periods, (b) Purchaser shall be liable for paying all costs and expenses in connection therewith and (c) Seller remains liable on such Assumed Real Property Leases, Seller shall provide commercially reasonable assistance to Purchaser with respect to each Assumed Real Property Lease, as applicable, in obtaining a written confirmation in form and substance reasonably satisfactory to Purchaser, Seller and landlord from each respective landlord stating that any renewal or extension option personal to Seller or which would become null and void following the consummation of the transactions contemplated hereby will transfer to and be exercisable by Capitol C Restaurants upon the terms and conditions set forth in the applicable Assumed Real Property Lease from and after Capitol C Restaurant’s assumption of the Assumed Real Property Lease, as applicable.

ARTICLE 7
CONDITIONS TO SELLER'S OBLIGATIONS TO CLOSE

7.1      Representations and Warranties.  Each of the representations and warranties of Purchaser contained herein or in any of the Related Agreements, or in any certificate delivered pursuant hereto or thereto, shall be true and correct in all material respects on and as of the Closing Date.

7.2      Performance.  Purchaser shall have duly performed or complied in all material respects with all of the covenants, acts and obligations to be performed or complied with by Purchaser  hereunder at or prior to the Closing.

7.3      Franchise Agreements.  Cosi and Capitol C Restaurants shall have entered into the Franchise Agreements for the Restaurants.

7.4     Area Development Agreement.  Cosi and Holdings shall have entered into the Area Development Agreement for the development of additional franchised COSI restaurants, and Purchaser shall pay the development fees in accordance with the terms thereof.

7.5      Assumed Real Property Leases.  Seller, Capitol C Restaurants and the respective landlords shall have entered into satisfactory Lease Assignment and Assumption Agreements setting forth additional agreements among Seller, Capitol C Restaurants and the respective landlords pertaining to the Assumed Real Property Leases, substantially in the form of Exhibit C attached hereto (the “Lease Assignment Agreements”);

7.6      Landlord Consents.  The owners of the Demised Premises and the mortgagors and mortgagees (to the extent required) identified on Schedule 4.10(a) attached hereto shall have executed and delivered to Seller and Purchaser their consent to the assignment by Seller of the Assumed Real Property Leases and the assumption by Capitol C Restaurants of the obligations of “tenant” thereunder from and after the effective date of the assignments (the “Landlord Consents”).

7.7       Seller’s Satisfactory Due Diligence.  Due diligence review of Purchaser and its affiliates shall be satisfactory to Seller and its counsel.

7.8.      Intercreditor Agreement.  Purchaser and the holders of the Mezzanine Debt shall have executed and delivered to Seller the Intercreditor Agreement.

7.9       Security Agreement.  Purchaser shall have executed and delivered to Seller the Security Agreement.

7.10     Third-Party Consents.  Purchaser shall have duly obtained and delivered to

Seller all other required authorizations, consents, rulings, approvals, licenses, franchises, permits and certifications or exemptions therefrom, by or of all third-parties, governmental authorities and non-governmental administrative or regulatory agencies having jurisdiction over the parties hereto or necessary or desirable to consummate the transactions contemplated by this Agreement.

7.11     Limited Guaranty.  Purchaser shall cause to be delivered to Seller the Guaranty duly executed by the Guarantors.

ARTICLE 8
CONDITIONS TO PURCHASER’S OBLIGATIONS TO CLOSE

8.1       Representations and Warranties.  Each of the representations and warranties of Seller contained herein or in any of the Related Agreements, or in any certificate delivered pursuant hereto or thereto, shall be true and correct in all material respects on and as of the Closing Date.

8.2       Performance.  Seller shall have duly performed or complied in all material respects with all of the covenants, acts and obligations to be performed or complied with by Seller hereunder at or prior to the Closing.

8.3       Franchise Agreements.  Cosi and Capitol C Restaurants shall have entered into the Franchise Agreements for the Restaurants.

8.4       Area Development Agreement.  Cosi and Holdings shall have entered into the Area Development Agreement.

8.5       Assumed Real Property Leases.  Seller, Capitol C Restaurants and the respective landlords shall have entered into (i) a lease amendment with respect to the Restaurant known as 1919M Street, in form and substance satisfactory to Seller and Purchaser and their respective counsel; and (ii) Lease Assignment Agreements with respect to the Demised Premises substantially in the form of Exhibit C attached hereto.

8.6       Landlord Consents and Estoppel Certificates.  The respective owners of the Demised Premises identified in Schedule 4.10 attached hereto shall have executed and delivered to Seller and Purchaser the Landlord Consents.   Where they are willing to do so, the respective owners of the Demised Premises shall have executed and delivered to Seller and Purchaser Landlord’s Estoppel Certificates, in form and substance reasonably satisfactory to Purchaser and its counsel.

8.7       Intercreditor Agreement.  Seller and the holders of the Mezzanine Debt shall have executed and delivered to Purchaser the Intercreditor Agreement.

8.8       No Injunction.   There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays, nor shall there have been instituted any action, arbitration or other proceeding seeking to prohibit or delay, the consummation of any or all of the transactions contemplated hereby.

8.9       Purchaser’s Satisfactory Due Diligence.   Due diligence review of Seller, the Restaurants, the conduct of Seller's business at the Restaurants, the Purchased Assets and the Assumed Liabilities shall be satisfactory to Purchaser, its lender and their respective counsels.

8.10    Third-Party Consents.  Seller shall have duly obtained and delivered to Purchaser all other required authorizations, material consents, rulings, approvals, licenses, franchises, permits and certificates, or exemptions therefrom, by or of all third-parties, governmental authorities and non-governmental administrative or regulatory agencies having jurisdiction over the parties hereto or necessary or desirable to consummate the transactions contemplated by this Agreement (other than liquor licenses), except where the failure to obtain such consents would not reasonably be expected to have a material adverse effect on the Restaurants.

ARTICLE 9
CLOSING DELIVERIES

9.1       Deliveries by Seller at Closing.  At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(a)           The Bill of Sale/Assignment, substantially in the form of Exhibit D hereto, conveying good and marketable title to Purchaser of the Purchased Assets (the "Bill of Sale"), duly executed by Seller;

(b)           The Lease Assignment Agreements, duly executed by Seller and the owners of the Demised Premises;

(c)           The Landlord Consents, duly executed by owners of the Demised Premises identified on Schedule 4.10 attached hereto;

(d)           The Landlord’s Estoppel Certificates, to the extent the owners of the Demised Premises are willing to provide them, duly executed by the owners of the Demised Premises, in form and substance satisfactory to Purchaser and Seller and their respective counsel;

(e)            Lease amendment in respect of the location known as 1919 M Street, duly executed by Seller and the owners of the Demised Premises, in form and substance satisfactory to Purchaser, Seller and their respective counsel;

(f)           The Security Agreement, substantially in the form of Exhibit I-2 hereto, duly executed by Seller;

(g)           The Intercreditor Agreement, substantially in the form of Exhibit I-3 hereto, duly executed by Seller;

(h)           A certificate of the Secretary or Assistant Secretary of Seller certifying as to (i) the charter and bylaws of Seller, along with copies thereof, (ii) requisite corporate resolutions adopted to authorize this Agreement and the Related Agreements, and (iii) incumbency and the authority of the persons executing this Agreement and the Related Agreements, and all other related transaction documents, instruments and certificates, on behalf of Seller, substantially in the form of Exhibit E-1 attached hereto.

(i)           A certificate of tax lien waiver from the Division of Taxation of the District of Columbia;

(j)           A certificate of an officer of Seller certifying the satisfaction of the conditions of Sections 8.1 and 8.2 above, substantially in the form of Exhibit G attached hereto;

(k)           Good standing certificates in respect of Seller issued by the State of Delaware and the District of Columbia;

(l)           Franchise tax clearances in respect of Seller issued by the State of Delaware and the District of Columbia;

(m)           Franchise Agreements, duly executed by Cosi;

(n)           Area Development Agreement, duly executed by Cosi;

(o)           Escrow Agreement, duly executed by Seller;

(p)           All third-party consents required by Section 8.10;

(q)           Any documents and/or other instruments reasonably required by the Landlords and necessary to effectuate the assignment by Seller and assumption by Purchaser (or its affiliates) of the Assumed Real Property Leases, each duly executed by Seller;

(r)           Any documents and/or other instruments reasonably required by Purchaser's lender and its counsel and necessary to effectuate the financing provided by such lender to Purchaser for the purposes of consummating the transactions contemplated hereby ; and

(s)           Such other documents as are reasonably necessary in order to consummate the transactions contemplated hereby.

9.2       Deliveries by Purchaser at Closing.  At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller (except as otherwise noted) the following:

(a)           Six Million Four Hundred Thousand and 00/100 U.S. Dollars (US$6,400,000.00) of the Purchase Price;

(b)          To Escrow Agent, the Escrow Deposit;

(c)           The Note, in substantially the form of Exhibit I-1 hereto, duly executed by Purchaser,

(d)           The Security Agreement, in substantially the form of Exhibit I-2 hereto, duly executed by Purchaser;

(e)            The Intercreditor Agreement, in substantially the form of Exhibit I-3 hereto, duly executed by Purchaser and the holders of the Mezzanine Debt;

(f)             The Limited Guaranty, in substantially the form of Exhibit K hereto, duly executed by the Founders

(g)            The Lease Assignment Agreements, duly executed by Capitol C Restaurants

(h)           Lease amendment in respect of 1919 M Street, duly executed by Capitol C Restaurants;

(i)           The Landlord Consents duly executed by Capitol C Restaurants;

(j)           A certificate of Purchaser certifying as to (i) the articles of organization and operating agreement of Purchaser, along with executed copies of each, (ii) requisite limited liability company resolutions adopted to authorize this Agreement and the Related Agreements, and (iii) the incumbency and the authority of the persons executing this Agreement and the Related Agreements, and all other related transaction documents, instruments and certificates, on behalf of Purchaser, substantially in the form of Exhibit E-2 attached hereto;

(k)           A certificate of an officer of Purchaser certifying the satisfaction of the conditions of Sections 7.1 and 7.2 above, substantially in the form of Exhibit H attached hereto;

(l)           Good standing certificate in respect of Purchaser and all affiliates entering into any of the Assumed Real Property Leases or Franchise Agreements issued by the State of Delaware and the District of Columbia;

(m)           Franchise Agreements duly executed by Capitol C Restaurants;

(n)           Area Development Agreement duly executed by Holdings and the development fees due thereunder;

(o)           Escrow Agreement duly executed by Purchaser and Escrow Agent;

(p)           Any documents and/or other instruments reasonably required by the Landlords and necessary to effectuate the assignment by Seller and assumption by

Purchaser (or its affiliates) of the Assumed Real Property Lease, each duly executed by Purchaser (or its affiliates); and

(q)           Such other documents as are reasonably necessary in order to consummate the transactions contemplated hereby.

9.3           Further Assurances.  At any time at or after the Closing, the parties shall:

(a)           Use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and effectuate the transactions contemplated by this Agreement in accordance with the terms hereof;

(b)           Execute and deliver such instruments, assignments and other documents as may be reasonably necessary or advisable to consummate and effectuate the transactions contemplated by this Agreement or otherwise carry out the purpose of this Agreement in accordance with the terms hereof; and

(c)           Cooperate with each other in connection with the Sections 9.3(a) and (b) above.

9.4           Possession.  Possession of the Purchased Assets, including the Leased Premises, shall be delivered to Purchaser after the close of business at the Restaurants on the Closing Date.

ARTICLE 10
SURVIVAL AND INDEMNIFICATION

10.1           Survival.  Except as otherwise expressly provided in this Agreement, all representations and warranties contained in this Agreement or any documents, instruments or agreements delivered pursuant hereto or thereto (expressly excluding the Franchise Agreements and Area Development Agreement which shall be governed by their respective terms) shall survive the Closing for a period of twelve (12) months thereafter, except that: (i) any representations and warranties contained in Section 4.17 [Environmental Matters] shall survive until and through the eighth (8th) anniversary of the Closing Date; (ii) any representations and warranties contained in Sections 4.2 [Authorization (Seller)], 4.6 [Title], 4.7 [Taxes], 4.3 [Binding Effect (Seller)], 4.8 [Labor and Employment Matters], 4.11 [Financial Statements], 4.16 [Absence of Liabilities], 5.1 [Authorization (Purchaser)], and 5.3 [Binding Effect (Purchaser)], shall survive until the expiration of the relevant statute of limitations (taking into account any waiver, extension or tolling thereof); and (iii) Purchaser’s representations and warranties contained in Section 5.9 [Purchaser’s Financing] shall survive until the Purchase Price is paid in full (in each case, the “Survival Period”).  Any claim or cause of action (including, without limiting the generality of the foregoing, a claim for indemnification pursuant to Section 10.2 below based upon or arising out of a breach of a representation or warranty made hereunder or in any instrument or document delivered pursuant hereto (expressly excluding the Franchise Agreements and Area Development Agreement which shall be governed by their respective terms) must be made within the applicable Survival Period or the party against which such claim is made shall have no liability with respect thereto.

Nothing contained in this Section 10.1, shall affect or limit: (i) the covenants, agreements and obligations of the parties hereto under this Agreement and the Related Agreements (expressly excluding the Franchise Agreements and Area Development Agreement, which shall be governed by their respective terms), all of which shall survive the Closing indefinitely; and (ii) except with respect to each relevant Survival Period specified above, the indemnification obligations of the parties hereto under this Agreement and the Related Agreements (expressly excluding the Franchise Agreements and Area Development Agreement, which shall be governed by their respective terms), all of which shall survive the Closing indefinitely; (iii) any claim or cause of action asserted, sought or obtained for any instance of fraud on the part of Seller or its affiliates, or Purchaser or its affiliates, for any provision of this Agreement or any Related Agreement (expressly excluding the Franchise Agreements and Area Development Agreement, which shall be governed by their respective terms), or any other document delivered hereunder or thereunder, for which there shall be no limitation on time.

10.2           Indemnification.

(a)           By Purchaser.  Purchaser, subject to the applicable Survival Period pursuant to Section 10.1 above, shall indemnify, defend and hold Seller, its affiliates and subsidiaries, and its and their respective officers, directors, shareholders, employees, agents, successors and assigns, harmless from and against any and all manner of obligations, suits, claims, actions, damages, charges, liabilities, losses, costs or expenses (including, without limitation, reasonable attorneys’ fees and costs) (each an “Indemnifiable Loss”), to the extent arising by reason of or in connection with: (i) any breach of any representation or warranty of Purchaser in this Agreement or any of the Related Agreements (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement or the Related Agreements, but expressly excluding the Franchise Agreements and Area Development Agreement, which shall be governed by their respective terms), and the Assumed Real Property Leases (from and after the Closing Date) and Assumed Seller’s Contracts (from and after the Closing Date); (ii) any breach of any covenant, obligation or agreement of Purchaser in this Agreement or any of the Related Agreements (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement or the Related Agreements, but expressly excluding the Franchise Agreements and Area Development Agreement, which shall be governed by their respective terms),  and the Assumed Real Property Leases (from and after the Closing Date) and Assumed Seller’s Contracts (from and after the Closing Date); (iii) the Assumed Liabilities; (iv) the ownership, conduct and operation of the Restaurants by Purchaser arising from and after the Closing, including, without limitation, Purchaser’s operation under Seller’s licenses identified in Schedule 4.14; (v) any and all claims and liabilities relating to any and all of Purchaser’s Hired Employees arising from and after the Closing Date and other employees of Purchaser or its affiliates, including, without limitation, any and all claims and liabilities for wages, bonuses, unpaid and accrued vacation or sick days, severance or termination pay or benefits or pursuant to applicable laws and regulations arising from and after the Closing Date; (vi) the Demised Premises by reason of Purchaser's failure to observe, perform or comply with any of the obligations of “tenant” under the respective Assumed Real Property Leases relating to the period of time arising from and after the Closing Date; (vii) the use and operation of the Demised Premises, leasehold improvements, other Purchased Assets and all other contents of the Demised Premises relating to the period of time arising from and after the Closing Date; and (viii) any and all claims, actions or proceedings of any nature occurring or threatened against Purchaser or Seller which relate to matters arising after the Closing Date.

(b)           By Seller.  Seller, subject to the applicable Survival Period pursuant to Section 10.1 above, shall indemnify, defend and hold Purchaser, its affiliates and subsidiaries, and its and their respective officers, directors, managers, members, shareholders, employees, agents, successors and assigns, harmless from and against any and all manner of Indemnifiable Loss to the extent arising by reason of or in connection with: (i) any breach of any representation or warranty of Seller in this Agreement or any of the Related Agreements (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement or the Related Agreements (but expressly excluding the Franchise Agreements and the Area Development Agreement, which shall be governed by their respective terms); (ii) any breach of any covenant, obligation or agreement of Seller in this Agreement or any of the Related Agreements (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement or the Related Agreements (but expressly excluding the Franchise Agreements and the Area Development Agreement, which shall be governed by their respective terms); (iii) the Retained Liabilities; (iv) Seller’s failure to comply with the Remediation Obligations; (vi) any and all claims, actions or proceedings of any nature occurring or threatened against Seller or Purchaser which relate to matters arising on or before the Closing Date; (vii) the ownership, conduct and operations of the Restaurants by Seller prior to the Closing; (viii) any and all tax liabilities arising Seller’s business prior to the Closing; (x) any and all claims and liabilities relating to all current or former employees of Seller (including, without limitation, the Seller’s Restaurant Employees) arising on or before the Closing Date, including, without limitation, any and all claims and liabilities for wages, bonuses, unpaid and accrued vacation or sick days, severance or termination pay or benefits or pursuant to applicable laws and regulations; (xi) the Demised Premises by reason of Seller’s failure to observe, perform or comply with any of the obligations of “tenant” under the respective Assumed Real Property Leases relating to the period of time before the Closing Date; (xii) the use and operation of the Demised Premises, leasehold improvements, other Purchased Assets and all other contents of the Demised Premises relating to the period of time before the Closing Date.  Not in limitation of the foregoing, Seller shall indemnify Purchaser for any and all expenses incurred by Purchaser pursuant to Section 2.6 and Section 6.14 hereof as a result of Seller’s failure to comply with its obligations in said Sections 2.6 and 6.14 pursuant to this Agreement whether or not the incurrence of such expenses shall constitute Indemnifiable Losses.

10.3           Procedures for Indemnification.  The party which is entitled to be indemnified under this Article 10 (individually or collectively the "Indemnified Party") shall promptly give notice to the indemnifying party after obtaining actual knowledge of any claim as to which recovery may be sought against the indemnifying party because of the indemnity in this Article 10.  If such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the indemnifying party, and the indemnifying party shall, assume the defense of any such claim and any litigation resulting from such claim.  Notwithstanding the foregoing in this Section 10.3, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice or delay by the Indemnified Party in giving such notice unless, and then only to the extent that, the rights and remedies of the indemnifying party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice.

If the indemnifying party assumes the defense of any such claim, the Indemnified Party shall have no further right to indemnification hereunder with respect to claims consisting of its legal fees and expenses, so long as the indemnifying party is continuing to defend such claim in good faith. With respect to any claim by a third party, upon the written request of the indemnifying party, the Indemnified Party shall make available to the indemnifying party all relevant information in the possession of the Indemnified Party that may be material to such claim. The Indemnified Party shall, at the indemnifying party's cost and expense, provide the indemnifying party with such assistance as the indemnifying party may reasonably request in order to defend such claim.  If the indemnifying party shall not undertake the defense of such claim, as provided herein, then the obligation of the Indemnified Party to furnish information, as aforesaid, shall cease.

The indemnifying party shall not settle or compromise any claim for which the Indemnified Party is entitled to indemnification by the indemnifying party without the prior written consent of such Indemnified Party, which consent will not be unreasonably withheld, provided that the indemnifying party may settle any claim for which it is defending and indemnifying the Indemnified Party without the consent of the Indemnified Party if such claim may be settled or compromised solely by the payment of money by the indemnifying party without the Indemnified Party admitting any liability whatsoever and without the Indemnified Party being restricted in any way in the operation of its business due to such settlement or compromise, provided further, that the Indemnified Party receives a full, complete and unconditional release of the Indemnified Party from any such claim.

10.4           Maximum Liability.  In no event shall an indemnifying party’s liability to the Indemnified Party for Damages (as defined below) hereunder exceed One Million and 00/100 U.S. Dollars ($1,000,000.00); provided, however, that the limitation on liability in this Section 10.4 shall not apply to any claim, cause of action or Damages arising out of any one or more of the following:  (a) Seller’s breach of Section 4.6 [Title], Section 4.7  [Taxes], Section 4.8 [Labor and Employment Matters], Section 4.10 [Leases], Section 4.11 [Financial Statements], Section 4.16 [Absence of Liabilities], Section 4.17 [Environmental Matters],  Section 6.3 [Employee Matters],

Section 6.4 [Workers Compensation] and/or  Section 6.5 [Taxes]; (b) Seller’s failure to comply with the Remediation Obligations under Section 2.6 and Section 6.14 above; (c) Seller’s obligations and liability in respect of the Retained Liabilities; (d) Purchaser’s breach of Section 2.1 [Purchase Price], Section 5.9 [Purchaser’s Financing], and/or Section 6.3 [Employee Matters]; (e)  Purchaser’s obligations under the Assumed Real Property Leases; (f) Purchaser’s obligations and liability in respect of the Assumed Liabilities; and/or (g) any claim, cause of action or Damages arising from any instance of fraud on the part of an indemnifying party or its affiliates for any provision of this Agreement or any Related Agreement or any other document delivered hereunder or thereunder (expressly excluding the Franchise Agreements and Area Development Agreement which shall be governed by their respective terms).  For purposes of this Article 10, “Damages” shall mean any and all costs, expenses, losses, damages, fines, penalties or liabilities (including, without limitation, reasonable attorneys’ fees and costs, whether or not such litigation is commenced).

10.5        Excluded Liability.  In no event shall either party be liable to the other party hereunder for special, incidental, consequential, such as lost profits and lost business opportunities, whether or not advised of the same, or punitive damages, whether arising out of tort, contract or otherwise; provided, however, that nothing contained in this Section 10.5 shall affect or limit the indemnification obligations of a party hereunder arising from a claim of a third party or Damages arising from any instance of fraud on the part of Seller or its affiliates or Purchaser or its affiliates for any provision of this Agreement or any Related Agreement or any other document delivered hereunder or thereunder (expressly excluding the Franchise Agreements and Area Development Agreement which shall be governed by their respective terms).

10.6        Exclusive Remedy.  Except as otherwise expressly provided for in this Agreement or any other document or instrument delivered pursuant hereto, the foregoing respective indemnification obligations set forth in this Article 10 shall be the exclusive remedy of Purchaser and Seller with respect to the Transactions, in the absence of fraud.

10.7        Arbitration.  Any unresolved dispute relating to or arising out of this Agreement or any Related Agreement (expressly excluding the Franchise Agreements, Area Development Agreement, Note, Security Agreement and Intercreditor Agreement, each which shall be governed by their respective terms) shall be settled first by negotiation.  In the event the parties do not negotiate a settlement, the parties agree to make a diligent and good faith effort to arbitrate their dispute before a mutually acceptable arbitrator, which arbitration shall be a condition precedent to the filing of a lawsuit or initiating other legal action.  If the parties cannot agree on an arbitrator, either party may petition the American Arbitration Association to appoint an arbitrator.  The cost of arbitration shall be shared by the parties.  Notice of demand for arbitration must be filed in writing with the other party and must be made within a reasonable time after the dispute has arisen.  The parties agree that the arbitration proceedings shall be conducted in New York, New York, or Chicago, Illinois.

10.8         Submission to Jurisdiction. Subject to Section 10.7 above, any action, suit, demand or proceeding instituted shall be instituted and litigated within the jurisdiction of the federal or state courts located in New York, New York, or Chicago, Illinois, and each of the parties, by the execution of this Agreement, hereby consents and submits to the exclusive jurisdiction of the federal or state courts located in New York, New York, or Chicago, Illinois.  Neither party shall raise as a defense to any action, suit, demand or proceedings to compel arbitration which is initiated in any forum as provided above the lack of jurisdiction of the courts of such forum over the person of such party.  Further, either party may institute or litigate any action, suit, demand, or proceeding in a federal or state court located in New York, New York, or Chicago, Illinois, to confirm, ratify, modify or vacate the arbitration award, as provided by applicable statutes, or any court of applicable jurisdiction to enforce the arbitration award, as provided by applicable law.

ARTICLE 11
GENERAL PROVISIONS

11.1           Notices.  Any and all notices or other communications required or given under this Agreement (from and after the date of this Agreement) shall be in writing and given by personal delivery, by certified or registered U.S. Mail (postage prepaid, return receipt requested), or by overnight courier service, in each case at the respective addresses set forth below or to such other addresses as a party hereto may designate in accordance herewith or therewith, as the case may be, from time to time.  Notices or other communications required or given under this Agreement shall be deemed duly given (a) upon delivery, or refusal, if delivered (or attempted to be delivered) by personal delivery, (b) three (3) business days after deposit in the U. S. Mail if sent by certified or registered U. S. Mail, postage prepaid, return receipt required, or (c) the next business day if sent by overnight courier.

To Seller:	Così, Inc.
1751 Lake Cook Rd., Suite 650
Deerfield, Illinois 60015
Attention: Controller, Maggie Martensen
Telephone (Direct): (847) 597-8824
Facsimile (Direct): (847) 580-4985
Email: mmartensen@getcosi.com

With a copy to:	Così, Inc.
1751 Lake Cook Rd., Suite 650
Deerfield, Illinois 60015
Attention: General Counsel, Vicki Baue
Telephone (Direct): (847) 597-8818
Facsimile (Direct): (847) 580-4964
Email: vbaue@getcosi.com

To Purchaser:	Capitol C Holdings LLC
c/o Capitol Q Restaurants LLC
152 West 57th Street, 46th Floor
Attn: Richard Pawlowski

Telephone: (212) 277-5620
Facsimile: (646) 365-2323
Email: rpawlowski@capitolq.com

With a copy to:	Ellenoff Grossman & Schole LLP
150 East42nd Street, 11th Floor
New York, New York 10017
Attention: Douglas Ellenoff, Esq.
Telephone: (212) 370-1300
Facsimile: (212) 370-7889
Email: elllenoff@egsllp.com

11.2           Entire Agreement.  This Agreement, together with any Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties hereto concerning the subject matter hereof and supersedes any prior or contemporaneous agreements concerning the subject matter hereof and thereof.

11.3           Severability.  The provisions of this Agreement are several, and the invalidity or unenforceability of any provision, or portion of any provision, as determined by a court of competent jurisdiction will not affect any other provisions of this Agreement, and the remainder of this Agreement will be enforceable to the fullest extent permitted by law.  Any invalid or unenforceable provision may be modified so as to be valid and enforceable to the fullest extent permitted by law.

11.4           Recitals; Interpretation.  The Recitals set forth above are herein incorporated into and made an integral part of this Agreement.  The headings and captions in this Agreement are inserted solely for purposes of convenience and are not a part of and will not control or affect the meaning of this Agreement.  Unless stated to the contrary, all references to Articles, Sections, paragraphs or clauses herein shall be to the specified Articles, Sections, paragraphs or clauses of this Agreement, and all references to Exhibits and Schedules shall be to the specified Exhibits and Schedules attached hereto.  All terms defined herein shall have the same meanings in the Exhibits and Schedules, except as otherwise provided therein.  All references in this Agreement to “this Agreement” shall be deemed to include the Exhibits and Schedules hereto.  Unless otherwise expressly limited therein, the terms “hereby”, “hereof”, “hereto”, “hereunder” and any similar terms as used in this Agreement refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used.  The term “including” when used in this Agreement shall mean “including, without limitation”.  Whenever in this Agreement the singular tense is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.  The parties hereto acknowledge and agree that this Agreement and its provisions are the result of arms’ length negotiations between Seller and Purchaser, both parties have participated in the drafting of this Agreement, and the principal that any ambiguity shall be more narrowly construed against the drafter shall not apply.  This Agreement shall not be construed more or less favorably with respect to either party as a consequence of the Agreement or various provisions hereof having been drafted by one of the parties hereto.

11.5      No Waivers.  No waiver shall be valid against a party hereto unless made in writing and signed by the party hereto against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

11.6      Benefit of the Parties; No Third Party Beneficiaries.  This Agreement and the benefits hereunder shall inure to the parties hereto and their respective successors and assigns.  Except as otherwise expressly provided in this Agreement, nothing herein, express or implied, is intended to, nor shall it, confer upon any person, other than the parties hereto and their successors and assigns (subject to any limitations expressly set forth in this Agreement or any documents or instruments delivered in connection with this Agreement), any rights or remedies under or by reason of this Agreement.

11.7      No Amendment.  This Agreement may not be amended, modified or terminated except by an instrument in writing executed by all of the parties hereto.

11.8      Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware applicable to instruments made and to be performed wholly within said state and without regard to conflicts of law principles.  This instrument shall be binding upon, and inure to the benefit of each of the parties hereto and their respective successors and assigns.

11.9  Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.  Signature by facsimile, email or other electronic means is hereby authorized, provided that each party shall promptly deliver to the other an original signature page.

11.10  Joint and Several Obligations of Seller.   The obligations of Cosi and Cosi Sandwich Bar under this Agreement and the Related Agreements (but expressly excluding the Franchise Agreements and the Area Development Agreement, which shall be governed by their respective terms) shall be joint and several.

11.11  Joint and Several Obligations of Purchaser and Its Affiliates.  The obligations of Capitol C Restaurants and Holdings under this Agreement, the Related Agreements (but expressly excluding the Franchise Agreements and the Area Development Agreement, which shall be governed by their respective terms), the Assumed Real Property Leases and any other Assumed Seller’s Contracts entered into by Purchaser or its affiliates shall be joint and several.

11.12  Franchise Agreements and Area Development Agreement. Notwithstanding anything to the contrary contained in this Agreement or any of the Related Agreements, from and after the Closing Date, any and all matters arising under and with respect to the Franchise Agreements and the Development Agreement and the operation of the franchised Restaurants shall be governed by the respective terms of such agreements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER: CAPITOL C HOLDINGS LLC, a Delaware limited liability company By: /s/ RICHARD PAWLOWSKI Name: RICHARD PAWLOWSKI Title: CEO	SELLER: COSÌ, INC., a Delaware corporation By: /s/ WILLIAM KOZIEL Name: WILLIAM KOZIEL Title: CFO
PURCHASER: CAPITOL C RESTAURANTS LLC, a Delaware limited liability company By: /s/ RICHARD PAWLOWSKI Name: RICHARD PAWLOWSKI Title: CEO	COSI SANDWICH BAR, INC., a Delaware corporation By: Cosi, Inc. Its: Sole Stockholder By: /s/ WILLIAM KOZIEL Name: WILLIAM KOZIEL Title: CFO 39